Exhibit 10.1

MATERION CORPORATION
SUPPLEMENTAL RETIREMENT BENEFIT PLAN

The Materion Corporation Supplemental Retirement Benefit Plan, an unfunded, nonqualified deferred compensation plan, adopted September 13, 2011, is set forth below.

1. Purpose. The purpose of the Supplemental Retirement Benefit Plan is to provide benefits for a select group of management or highly compensated employees to supplement the pension benefits paid from the Pension Plan.

2. Definitions. The following definitions are used throughout the Plan:

(a) “Administrative Committee” means the Administrative Committee appointed by the Board for purposes of administering benefit plans of the Corporation.

(b) “Board” means the Board of Directors of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Corporation” means Materion Corporation, an Ohio corporation.

(f) “Offset Amount” means the amount applicable to a Participant as shown on Schedule I.

(g) “Participant” means a participant in the Pension Plan who is listed on Schedule I and who has executed a Participation Agreement in the form attached as Schedule II. The term “Participant” shall include the beneficiary of a deceased Participant.

(h) “Pension Plan” means the Materion Corporation Pension Plan sponsored by the Corporation, which is a defined benefit plan intended to qualify under Section 401(a) of the Code.

(i) “Plan” or “Supplemental Retirement Benefit Plan” means the Materion Corporation Supplemental Retirement Benefit Plan set forth herein, as amended from time to time.

(j) “Prevented Benefits” means the difference between (i) the regular pension benefits payable to a Participant under the Pension Plan beginning at his Normal Retirement Date thereunder as determined under the regular pension formula of Schedule A of the Pension Plan and (ii) the regular pension benefits that would be so payable to the Participant under the Pension Plan if such benefits were determined:

(A) including in compensation any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with an Employer;

(B) without regard to the limitation on compensation imposed by Code Section 401(a)(17);

(C) without regard to the limitation on benefits imposed by Code Section 415; and

(D) taking into account any special calculation provisions for a Participant set forth on Schedule I.

3. Eligibility. A Participant shall be eligible to receive a benefit in an amount determined under Section 4, subject to the terms and conditions of the Plan.

4. Pension Plan Supplemental Benefit. A Participant’s benefit under the Plan shall be the amount of the Participant’s Prevented Benefits, expressed in the form of a single sum which is actuarially equivalent to the Prevented Benefits determined using the Pension Plan’s definition of Actuarial Equivalence for the purpose of calculating lump sum actuarial equivalence, reduced by the Participant’s Offset Amount.

5. Vesting. Subject to the rights of general creditors as set forth in Section 8, the detrimental activity provisions of Section 11, and the provisions of and the right of the Corporation to discontinue the Plan as provided in Section 13(c), a Participant shall have a vested and nonforfeitable interest in benefits payable under Section 4 to the same extent and in the same manner as benefits are vested under the Pension Plan.

6. Benefit Payment Date. The amount of the benefit payable to a Participant under Section 4 shall be calculated as of his “calculation date” which is the first day of the month next following the date of his separation from service (within the meaning of Section 409A of the Code, meaning that a Participant whose level of bona fide services is permanently decreased to no more than 20 percent of the average level of bona fide services performed over the preceding 36-month period shall incur a separation from service for purposes of the Plan). A Participant’s benefit shall be paid on or about the first day of the third month next following the date of his separation from service (within the meaning of Section 409A of the Code, as further described above). Notwithstanding the foregoing, in the case of a Participant who is determined by the Corporation to be a “specified employee” within the meaning of Section 409A of the Code and applicable Treasury regulations, payment shall not in any event be made to the Participant until the first business day of the month which is at least six months after the date of his separation from service. In any event, no interest shall be credited with respect to such payment after the Participant’s calculation date.

7. Form of Benefit.

(a) The benefit payable under Section 4 shall be paid to the Participant in a single sum payment.

(b) If the Participant has a vested interest under the Plan and dies prior to payment of any benefit under the Plan, the Company will pay a benefit equal to the amount otherwise payable to the Participant to the Participant’s surviving spouse in the form of a single sum on or about the first day of the third month next following the date of his separation from service (including by reason of death). Notwithstanding the foregoing, a Participant may elect a beneficiary other than the Participant’s spouse to receive payment of such benefit, and no spousal consent shall be required.

8. Funding of Benefits.

(a) The Plan shall be unfunded. All benefits payable under the Plan shall be paid from the Corporation’s general assets, and nothing contained in the Plan shall require the Corporation to set aside or hold in trust any funds for the benefit of a Participant, who shall have the status of a general unsecured creditor with respect to the Corporation’s obligation to make payments under the Plan. Any funds of the Corporation available to pay benefits under the Plan shall be subject to the claims of general creditors of the Corporation and may be used for any purpose by the Corporation.

(b) Notwithstanding the provisions of Section 8 (a), the Corporation may transfer to the trustee of one or more irrevocable domestic trusts established in the United States for the benefit of one or more Participants assets from which all or a portion of the benefits provided under the Plan will be satisfied, provided that such assets held in trust shall at all times be subject to the claims of general unsecured creditors of the Corporation and that no Participant shall at any time have a prior claim to such assets.

9. Administration of the Plan. The Administrative Committee shall administer the Plan and shall keep a written record of its action and proceedings regarding the Plan and all dates, records and documents relating to its administration of the Plan. The Administrative Committee is authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Administrative Committee deems desirable to carry the Plan into effect. The powers and duties of the Administrative Committee shall include, without limitation, the following:

(a) Determining the amount of benefits payable to Participants and authorizing and directing the Corporation with respect to the payment of benefits under the Plan;

(b) Construing and interpreting the Plan whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan; and

(c) Compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan.

10. Claims Procedure.

(a) If a Participant (hereinafter referred to as the “Applicant”) does not receive the timely payment of the benefits which the Applicant believes are due under the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to a representative designated by the Administrative Committee and hereinafter referred to as the “Claims Coordinator.” If the Applicant does not furnish sufficient information with the claim for the Claims Coordinator to determine the validity of the claim, the Claims Coordinator shall indicate to the Applicant any additional information which is necessary for the Claims Coordinator to determine the validity of the claim.

Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 30 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

In the event the Claims Coordinator denies a claim for benefits in whole or in part, the Claims Coordinator shall notify the Applicant in writing of the denial of the claim and notify the Applicant of his right to a review of the Claims Coordinator’s decision by the Administrative Committee. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the Applicant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section.

If no action is taken by the Claims Coordinator on an Applicant’s claim within 30 days after receipt by the Claims Coordinator, such claim shall be deemed to be denied for purposes of the following appeals procedure.

(b) Any Applicant whose claim for benefits is denied in whole or in part may appeal for a review of the decision by the Administrative Committee. Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

(i) request a review by the Administrative Committee of the claim for benefits under the Plan;

(ii) set forth all of the grounds upon which the Applicant’s request for review is based on any facts in support thereof; and

(iii) set forth any issues or comments which the Applicant deems pertinent to the appeal.

The Administrative Committee shall regularly review appeals by Applicants. The Administrative Committee shall act upon each appeal within 30 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Administrative Committee as soon as possible but not later than 60 days after the appeal is received by the Administrative Committee.

The Administrative Committee shall make a full and fair review of each appeal and any written materials submitted by the Applicant in connection therewith. The Administrative Committee may require the Applicant to submit such additional facts, documents or other evidence as the Administrative Committee in its discretion deems necessary or advisable in making its review. The Applicant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Administrative Committee, provided the Administrative Committee finds the requested documents or materials are pertinent to the appeal.

On the basis of its review, the Administrative Committee shall make an independent determination of the Applicant’s eligibility for benefits under the Plan.

In the event the Administrative Committee denies an appeal in whole or in part, the Administrative Committee shall give written notice of the decision to the Applicant, which notice shall set forth, in a manner calculated to be understood by the Applicant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Administrative Committee’s decision is based.

11. Effect of Detrimental Activity. Notwithstanding anything herein to the contrary, if a Participant, either during employment by the Corporation or an affiliate of the Corporation or within one year after termination of such employment, shall engage in any Detrimental Activity, (as defined in Section 12) and the Board shall so find, the Participant shall:

(a) Forfeit all Plan benefits.

(b) Return to the Corporation all Plan benefits that were paid pursuant to the Plan.

To the extent that the amounts referred to above in Section 11(b) are not paid to the Corporation, the Corporation may set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or an affiliate of the Corporation to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason, except that no setoff shall be permitted against any amount that constitutes “deferred compensation” within the meaning of Section 409A of the Code.

12. Additional Provisions Relating to Detrimental Activity. For purposes of the Plan, the term “Detrimental Activity” shall include:

(a) (i) Engaging in any activity in violation of the Section entitled “Competitive Activity; Confidentiality; Nonsolicitation” in any severance agreement between the Corporation and the Participant; or

(ii) If no such severance agreement is in effect or if a severance agreement does not contain a Section corresponding to “Competitive Activity; Confidentiality; Nonsolicitation”:

(A) Competitive Activity During Employment. Competing with the Corporation anywhere within the United States during the term of the Participant’s employment, including, without limitation:

(I) entering into or engaging in any business which competes with the business of the Corporation;

(II) soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the business of the Corporation;

(III) diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Corporation or attempting to do so; or

(IV) promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Corporation.

(B) Following Termination. For a period of one year following the Participant’s termination date:

(I) entering into or engaging in any business which competes with the Corporation’s business within the Restricted Territory (as hereinafter defined);

(II) soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business, wherever located, that competes with, the Corporation’s business within the Restricted Territory;

(III) diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Corporation within the Restricted Territory, or attempting to do so; or

(IV) promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Corporation’s business within the Restricted Territory.

For the purposes of Sections 12(a)(ii)(A) and (B) above, inclusive, but without limitation thereof, the Participant will be in violation thereof if the Participant engages in any or all of the activities set forth therein directly as an individual on the Participant’s own account, or indirectly as a partner, joint venture, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Participant or the Participant’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(C) “The Corporation.” For the purposes of this Section 12(a)(ii), the “Corporation” shall include any and all direct and indirect subsidiaries, parents, and affiliated, or related companies of the Corporation for which the Participant worked or had responsibility at the time of termination of the Participant’s employment and at any time during the two year period prior to such termination.

(D) “The Corporation’s Business.” For the purposes of this Section 12 inclusive, the Corporation’s business is defined to be a global producer of advanced materials and services providing enabling technology solutions for customers in long-term global growth markets including consumer electronics, defense and science, industrial components and commercial aerospace, energy, automotive electronics, telecommunications infrastructure, medical and appliance, as further described in any and all manufacturing, marketing and sales manuals and materials of the Corporation as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.

(E) “Restricted Territory.” For the purposes of Section 12(a)(ii)(B), the Restricted Territory shall be defined as and limited to:

(I) the geographic area(s) within a one hundred mile radius of any and all of the Corporation’s location(s) in, to, or for which the Participant worked, to which the Participant was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Participant’s employment and at any time during the two-year period prior to such termination; and

(II) all of the specific customer accounts, whether within or outside of the geographic area described in (I) above, with which the Participant had any contact or for which the Participant had any responsibility (either direct or supervisory) at the time of termination of the Participant’s employment and at any time during the two-year period prior to such termination.

(F) Extension. If it shall be judicially determined that the Participant has violated any of the Participant’s obligations under Section 12(a)(ii)(B), then the period applicable to each obligation that the Participant shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(b) Non-Solicitation. Except as otherwise provided in Section 12(a)(i), Detrimental Activity shall also include directly or indirectly at any time soliciting or inducing or attempting to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Corporation and/or of its parents, or its other subsidiaries or affiliated or related companies to terminate their employment, representation or other association with the Corporation and/or its parent or its other subsidiary or affiliated or related companies.

(c) Further Covenants. Except as otherwise provided in Section 12(a)(i), Detrimental Activity shall also include:

(i) directly or indirectly, at any time during or after the Participant’s employment with the Corporation, disclosing, furnishing, disseminating, making available or, except in the course of performing the Participant’s duties of employment, using any trade secrets or confidential business and technical information of the Corporation or its customers or vendors, including without limitation as to when or how the Participant may have acquired such information. Such confidential information shall include, without limitation, the Corporation’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. In agreeing to participate in the Plan, the Participant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Participant’s mind or memory and whether compiled by the Corporation, and/or the Participant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Corporation to maintain the secrecy of such information, that such information is the sole property of the Corporation and that any retention and use of such information by the Participant during the Participant’s employment with the Corporation (except in the course of performing the Participant’s duties and obligations to the Corporation) or after the termination of the Participant’s employment shall constitute a misappropriation of the Corporation’s trade secrets.

(ii) Upon termination of the Participant’s employment with the Corporation, for any reason, the Participant’s failure to return to the Corporation, in good condition, all property of the Corporation, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 12(c)(i).

(d) Discoveries and Inventions. Except as otherwise provided in Section 12(a)(i), Detrimental Activity shall also include the failure or refusal of the Participant to assign to the Corporation, its successors, assigns or nominees, all of the Participant’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by the Participant while in the Corporation’s employ, whether in the course of the Participant’s employment with the use of the Corporation’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Corporation’s business. Any discovery, invention or improvement relating to any subject matter with which the Corporation was concerned during the Participant’s employment and made, conceived or suggested by the Participant, either solely or jointly with others, within one year following termination of the Participant’s employment under any agreement with the Corporation shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Corporation’s time, materials or facilities. Upon request by the Corporation with respect to any such discoveries, inventions or improvements, the Participant will execute and deliver to the Corporation, at any time during or after the Participant’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Corporation may desire, and all proper assignments therefor, when so requested, at the expense of the Corporation, but without further or additional consideration.

(e) Work Made For Hire. Except as otherwise provided in Section 12(a)(i), Detrimental Activity shall also include violation of the Corporation’s rights in any or all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Participant during the Participant’s employment with the Corporation. In agreeing to participate in the Plan, the Participant acknowledges that, to the extent permitted by law, all such items shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Corporation. The item will recognize the Corporation as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Corporation’s Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(f) Termination for Cause. Except as otherwise provided in Section 12(a)(i), Detrimental Activity shall also include activity that results in termination for Cause. For the purposes of this Section, “Cause” shall mean that, the Participant shall have:

(i) been convicted of a criminal violation involving fraud, embezzlement, theft or violation of federal antitrust statutes or federal securities laws in connection with his duties or in the course of his employment with the Corporation or any affiliate of the Corporation;

(ii) committed intentional wrongful damage to property of the Corporation or any affiliate of the Corporation; or

(iii) committed intentional wrongful disclosure of secret processes or confidential information of the Corporation or any affiliate of the Corporation;

and any such act shall have been demonstrably and materially harmful to the Corporation.

(g) Other Injurious Conduct. Detrimental Activity shall also include any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.

(h) Reasonableness. In agreeing to participate in the Plan, the Participant acknowledges that the Participant’s obligations under this Section 12 are reasonable in the context of the nature of the Corporation’s business and the competitive injuries likely to be sustained by the Corporation if the Participant were to violate such obligations, are made in consideration of, and adequately supported by the agreement of the Corporation to perform its obligations under this Plan and by other good, valuable and sufficient consideration.

13. Miscellaneous.

(a) Nothing in the Plan shall confer upon a Participant the right to continue in the employ of the Corporation or an affiliate of the Corporation or shall limit or restrict the right of the Corporation or any affiliate to terminate the employment of a Participant at any time or without cause.

(b) Neither the Corporation nor any Participant hereunder shall assign, transfer or delegate this Plan or any rights or obligations hereunder except as expressly provided herein. Without limiting the generality of the foregoing, no right or interest under this Plan of a Participant shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant.

(c) The Plan may be amended at any time by the Committee. The Plan may also be amended or terminated by the Board at any time, and any amendment adopted by the Board shall supersede any prior or later amendment adopted by the Committee that is inconsistent with the action of the Board. Subject to the provisions of Section 13(d), no amendment shall have the effect of impairing or decreasing a Participant’s accrued benefit under the Plan.

(d) The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and Treasury Regulations and published guidance issued pursuant thereto, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. Accordingly, the Plan shall be construed and administered in a manner consistent with this intent and those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Corporation to reflect or otherwise facilitate compliance with such provisions.

(e) The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire benefit to the Participant or, if applicable, his Beneficiary, pursuant to an irrevocable action taken by the Board within the 30 days preceding or the 12 months following a change in control of the Corporation (within the meaning of Section 409A of the Code), provided that this Section 13(e) will only apply to a payment under the Plan if all agreements, methods, programs and other arrangements sponsored by the service recipient immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan within the meaning of Treasury Regulation § 1.409A-1(c) (2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements. Solely for purposes of this Section 13(e), where the change in control event results from an asset purchase transaction, the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(f) The Plan is intended to provide benefits for “management or highly compensated” employees within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

(g) If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue to full force and effect without being impaired or invalidated in any way.

(h) The Plan shall be construed and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the law of the State of Ohio.

APPROVAL AND ADOPTION

The Materion Corporation Supplemental Retirement Benefit Plan, as set forth in the form attached hereto, is hereby approved and adopted.

/s/ Michael C. Hasychak       Date: September 13, 2011
Name
Vice President, Treasurer and Secretary

Title

/s/ Sue MacDonald
Name
Director, Treasury Operations

Title

Schedule I

Schedule of Participants, Offset Amounts, and Special Crediting Provisions

Participant	Offset Amount	Special Calculation Provisions
Michael D. Anderson	$246,250
Stephen Freeman	$496,308
John D. Grampa	$530,000
Michael C. Hasychak	$212,989
Richard J. Hipple	$842,250	In addition to the Prevented Benefit determined for Mr. Hipple pursuant to Section 2(j), an additional amount shall be included in the amount payable to him under Section 4, determined as follows:

• Mr. Hipple’s Prevented Benefit shall be determined pursuant to Section 2(j). • Such amount shall be divided by his number of Years of Benefit Service under the Pension Plan. • The resulting amount shall be multiplied by 5.

Donald G. Klimkowicz	$140,418
Alfonso T. Lubrano	$358,926
Walter G. Maxwell	$86,165
Richard W. Sager	$291,735
Daniel A. Skoch	$943,121

Schedule II

MATERION CORPORATION
SUPPLEMENTAL RETIREMENT BENEFIT PLAN
PARTICIPATION AGREEMENT

I,       , acknowledge that (i) I have been designated by the Board of Directors of Materion Corporation (the “Corporation”) as a participant in the Materion Corporation Supplemental Retirement Benefit Plan (the “Plan) and (ii) I have been provided a copy of the Plan.

I agree to be bound by the terms of the Plan, including, but not limited to, the provisions of the Plan contained in Section 11 (Effect of Detrimental Activity) and Section 12 (Additional Provisions Relating to Detrimental Activity).

I acknowledge that this Participation Agreement is made in consideration of, and is adequately supported by, the agreement of the Corporation to perform its obligations under the Plan and other consideration which I acknowledge constitutes good, valuable, and sufficient consideration.

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